Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2003, relating to the financial statements and financial statement schedule of Ionics, Incorporated, which appears in the Ionics, Incorporated Annual Report on Form 10-K for the year ended December 31, 2002.

/s/PricewaterhouseCoopers LLP
Boston, MA
May 29, 2003